UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Accenture plc
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Beginning on January 25, 2013, Accenture plc sent the following email to certain shareholders of the company.

To:	Select Accenture Current and Former Employee Shareholders
From:	Pierre Nanterme, Chief Executive Officer
Date:	January 25, 2013
Subject:	ACTION REQUESTED - 2013 Accenture Annual Meeting: Please Vote Your Shares Immediately
I am asking for your immediate attention to a matter that is important to Accenture.

Since our 2001 initial public offering, we have encouraged our employees to earn and acquire Accenture shares - through equity awards as well as through stock purchase programs – both to reward and to motivate our people. In connection with our Annual General Meeting on Wednesday, February 6, we are asking our shareholders to vote on a proposal that will affect our ability to issue shares to our employees. Our records show that you have not yet voted your Accenture shares. Please take a few minutes to vote your shares today, given the importance of this proposal.

Based on our projections, without approval of this proposal, we will likely not be able to grant the equity awards we believe are necessary in our next annual granting cycle to achieve our objectives. We are asking for shareholder approval so we can continue granting performance equity, matching grants under the Voluntary Equity Investment Program and other awards in the amounts we believe we need to run our business and continue motivating our people. Equity is fundamental to our pay-for-performance compensation strategy and is critical to our success.

Our Board of Directors recommends that you vote “FOR” proposal no. 5. Please follow the voting instructions below. Your vote is very important.

All the best,
Pierre Nanterme
Chief Executive Officer
Accenture

Instructions for Submitting Your Proxy or Voting Instructions
Before you submit your proxy/voting instructions, we encourage you to read and review the proxy statement relating to the Annual Meeting, as well as Accenture plc’s Form 10-K and 2012 Shareholder Letter. Copies of these materials can be accessed by clicking on the links below. These instructions do not constitute the formal notice in respect of the Annual Meeting.
You may submit your proxy/voting instructions by any of the following methods:
Internet

1.	Click Here or enter “http://www.cesvote.com”. This will direct you to the Internet voting site.

2.
Enter your personal control number(s) referenced below. You must provide a control number in order to enter the website. If more than one control number is listed, please be sure to vote your shares separately using each control number.

Control number for shares held at Computershare:
Control number for shares held at UBS:
Control number for shares held at Smith Barney:

3.
Follow the instructions to submit your proxy/voting instructions. If you submit your proxy/voting instructions via the Internet, it must be received by 6:00 a.m. Eastern Standard Time on February 6, 2013 for shares held at Computershare and by 8:00 a.m. Eastern Standard Time on February 1, 2013 for shares held at UBS or Smith Barney.

Telephone

1.	Call the following toll-free number: 1-888-693-8683.

2.
Enter your personal control number(s) referenced below. You must provide a control number in order to access the telephone voting system. If more than one control number is listed, please be sure to vote your shares separately using each control number.

Control number for shares held at Computershare:
Control number for shares held at UBS:
Control number for shares held at Smith Barney:

3.
Follow the instructions to submit your proxy/voting instructions. If you submit your proxy/voting instructions via telephone, it must be received by 6:00 a.m. Eastern Standard Time on February 6, 2013 for shares held at Computershare and by 8:00 a.m. Eastern Standard Time on February 1, 2013 for shares held at UBS or Smith Barney.

Mail

1.
Click here to request a proxy/voter instruction card to be sent to you by mail and provide your personal control number(s) referenced below. If more than one control number is listed, please be sure to provide each control number.

Control number for shares held at Computershare:
Control number for shares held at UBS:
Control number for shares held at Smith Barney:

2.	Your proxy/voter instruction card and a postage-paid business reply envelope will be mailed to your address specified in the records of Computershare, UBS or Smith Barney, as applicable.

3.
Complete your proxy/voter instruction card, sign and return it in the envelope provided. If you submit your proxy/voting instructions via mail, it must be received by 5:00 p.m. Eastern Standard Time on February 5, 2013 for shares held at Computershare and by 8:00 a.m. Eastern Standard Time on February 1, 2013 for shares held at UBS or Smith Barney.

Access Accenture plc’s Proxy Statement for the Annual Meeting
Access Accenture plc’s Form 10-K
Access Accenture plc’s 2012 Letter from Our Chief Executive Officer